Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES
REPORTS 2004 THIRD QUARTER AND NINE MONTH RESULTS

Operating Income Sets New Records on Higher Revenue

San Francisco, CA, October 26, 2004 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, today announced record operating income and higher revenue for the third quarter and first nine months of 2004.

For the three months ended September 30, 2004, revenue increased 3% to $4,136,000 from $4,011,000 for the third quarter of 2003. Operating income rose 13% to a record $860,000 from $758,000 a year earlier. Net income increased to $840,000, or $0.16 per diluted share, which included an income tax benefit of $472,000 related to the exercise of previously expensed stock options. For last year’s third quarter, net income was $369,000, or $0.07 per diluted share.

For the nine months ended September 30, 2004, the Company reported revenue of $12,479,000, a gain of 6% compared to revenue of $11,785,000 for the same period a year ago. Operating income grew 12% to a record $2,471,000 from $2,197,000 last year. Net income increased to $1,599,000 or $0.31 per diluted share. This compares to net income for the first nine months of 2003 of $1,039,000, or $0.20 per diluted share.

Ernest A. Bates, M.D., Chairman and Chief Executive Officer, said, “Based on contracts in hand, over the next nine months we expect to increase the number of Gamma Knife centers by 17%. We see many opportunities to continue to build our Gamma Knife platform and to expand our business into the market for radiosurgery of the body, a new and exciting growth opportunity for AMS.” Bates noted that the Company’s strong operating results have allowed it to increase the fourth quarter dividend by 6%, to $0.18 per share at an annual rate, following the 6% dividend increase paid in the third quarter of 2004.

At September 30, 2004, AMS provided Gamma Knife radiosurgery services to 18 hospitals in the United States. Craig Tagawa, Chief Operating and Financial Officer, said that three additional hospitals currently are scheduled to begin Gamma Knife service through AMS over the next few quarters. “Our Baptist of East Tennessee Gamma Knife project is scheduled to open by January 2005. Northern Westchester Hospital in Mt. Kisco, New York has received its Certificate of Need approval and is anticipated to open late in the first quarter of 2005. Mercy Health Center in Oklahoma City, our 21st Gamma Knife project, is projected to begin operating in mid-2005,” he said.

Tagawa noted that total treatments in the third quarter of 2004 increased 8% compared to the third quarter of 2003. He said that treatments from Gamma Knife units in operation more than one year decreased 4% compared to last year’s unusually high volume, reflecting normal fluctuations in disease incidence and related factors. “The pace of treatments has picked up noticeably in the past couple of months,” he said.

Conference Call AMS has scheduled its conference call for 4:00 pm ET today. To participate in the live call, dial (800) 446-1671 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.companyboardroom.com. A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 10196953. The replay will also be available at www.ashs.com and www.companyboardroom.com.

About AMS American Shared Hospital Services is building a profitable medical services company in an underserved niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 250,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.

Safe Harbor Statement This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Report on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 17, 2004.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com
Berkman Associaties
Neil Berkman, (310) 277-5162
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE Third Quarter 2004 Financial Results	October 26, 2004 Page 3

Selected Financial Data
(unaudited)

		Summary of Operations Data
	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2004	2003	2004	2003
Revenue	$4,136,000	$4,011,000	$12,479,000	$11,785,000
Cost of operations	1,906,000	1,895,000	5,936,000	5,313,000

Gross margin	2,230,000	2,116,000	6,543,000	6,472,000
Selling & administrative	817,000	702,000	2,345,000	2,367,000
Interest expense	553,000	656,000	1,727,000	1,908,000

Operating income	860,000	758,000	2,471,000	2,197,000
Interest & other income	21,000	27,000	64,000	99,000
Minority interest	(267,000)	(224,000)	(764,000)	(699,000)

Income before income taxes	614,000	561,000	1,771,000	1,597,000
Income tax (benefit) expense	(226,000)	192,000	172,000	558,000
Net income	$840,000	$369,000	$1,599,000	$1,039,000

Earnings per common share:
Basic	$0.18	$0.10	$0.38	$0.27

Assuming dilution	$0.16	$0.07	$0.31	$0.20

Basic shares	4,755,000	3,871,000	4,214,000	3,827,000
Diluted shares	5,119,000	5,081,000	5,097,000	5,072,000

Balance Sheet Data

	9/30/2004	9/30/2003
Cash	$9,512,000	$10,882,000
Restricted cash	$50,000	$50,000
Current assets	$13,106,000	$14,280,000
Total assets	$46,158,000	$47,042,000
Current liabilities	$8,154,000	$7,560,000
Shareholders’ equity	$17,326,000	$15,143,000